Exhibit 5.1

May 9, 2007

Calypte Biomedical Corporation
Five Centerpointe Drive, Suite 400
Lake Oswego, Oregon 97035

Re: Calypte Biomedical Corporation — Registration Statement on Form SB-2

Ladies and Gentlemen:

I have acted as counsel to Calypte Biomedical Corporation, a Delaware corporation (the “Company”), in connection with the preparation of a Registration Statement on Form SB-2 (the “Registration Statement”) filed with the Securities and Exchange Commission (the “SEC”) under the Securities Act of 1933, as amended (the “Act”). This Registration Statement relates to the proposed offering and sale by the selling security holders identified in the Registration Statement (the “Selling Security Holders”) of up to 286,771,984 shares of common stock, par value $0.03 per share (the “Common Stock”), consisting of 116,444,948 shares of Common Stock (the “Issued Shares”) currently outstanding and held by the Selling Security Holders, 168,177,036 shares of Common Stock (the “Warrant Shares”) issuable upon the exercise of warrants (the “Warrants”) held by the Selling Security Holders and 2,150,000 shares of Common Stock (the “Convertible Note Shares”) issuable upon the conversion of the secured 8% convertible promissory notes (the “Convertible Notes ”), if, and when, issued to the Selling Security Holders.

In connection with this opinion letter, I have examined the Registration Statement and originals, or copies certified or otherwise identified to our satisfaction, of the Certificate of Incorporation and Bylaws of the Company, the Warrants and such other documents, records and other instruments as we have deemed appropriate for purposes of the opinion set forth herein.

I have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of the documents submitted to us as originals, the conformity with the originals of all documents submitted to us as certified, facsimile or photostatic copies and the authenticity of the originals of all documents submitted to us as copies.

Based upon the foregoing, I am of the opinion that the Issued Shares, Warrant Shares and Convertible Note Shares are duly authorized and the Issued Shares are, and the Warrant Shares and Convertible Note Shares, if, and when, issued pursuant to the exercise of the Warrants and conversion of the Convertible Notes in accordance with their terms, will be, validly issued, fully paid and non-assessable.

The opinion expressed herein is limited to the Delaware General Corporation Law and I express no opinion with respect to the laws of any other state or jurisdiction.

I hereby consent to the use of this opinion as Exhibit 5.1 to the Registration Statement and to the reference to us under the caption “Legal Matters” in the prospectus included in the Registration Statement. In giving such consent, I do not hereby admit that I am acting within the category of persons whose consent is required under Section 7 of the Act or the rules or regulations of the SEC thereunder.

Very truly yours,

/s/ Paula Winner Barnett, Esq.